Exhibit 3.584
ARTICLES OF INCORPORATION
OF
JETTER DISPOSAL, INC.
     The undersigned acting as the Incorporator of a Corporation pursuant to the provisions of the Iowa Business Corporation Act, being Chapter 490 of the 1997 Code of Iowa, does hereby adopt the following Articles of Incorporation.
ARTICLE I.
     The name of the Corporation is JETTER DISPOSAL, INC.
ARTICLE II.
     The Corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful businesses for which corporations may be organized under this Act.
ARTICLE III.
     The authorized capital stock of this Corporation shall be Ten Thousand Dollars ($10,000.00) divided into One Hundred (100) shares of a par value of One Hundred Dollars ($100.00) per share. No stock shall be transferred except in accordance with the provisions of the By-Laws of this Corporation and subject to all restrictions contained therein. Any agreement between Stockholders relating to the restraint of the sale of the stock may be filed with the Secretary of the Corporation and shall be binding upon all stockholders and transferees subject to the provisions of the By-Laws.
ARTICLE IV.
     The address of the initial registered office in the State of Iowa is 926 2nd Ave. So., Clinton, IA 52732, and the name of its registered agent at such address is William C. Jetter, Jr.
ARTICLE V.
     The number of Directors constituting the initial Board of Directors of this Corporation is one, and the name and address

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ARTICLES OF INCORPORATION OF JETTER DISPOSAL, INC.
of the person who is to serve as Director until the first annual meeting of the shareholders, or until his successor is elected and shall qualify is:
     William C. Jetter, Jr., 926 2nd Ave. So., Clinton, IA 52732 After the initial Board of Directors, the Board shall consist of such number of Directors as shall be fixed and determined by the By-Laws of the Corporation.
     The Corporation shall operate under By-Laws adopted by the Board of Directors, and the Board of Directors shall have power to adopt, alter, amend and repeal By-Laws, subject to control of the stockholders. The stockholders may by act of a majority vote of the stockholders represented at any annual or special meeting called for that purpose, alter, amend or repeal any or all By-Laws and enact others. Said stockholders may by similar action, limit, or extend the then existing power of the Board of Directors as to enactment, repeal or alteration of the By-Laws.
ARTICLE VI.
     Annual meetings or special meetings of the stockholders may be held either within or without the State of Iowa at such times and places as may be provided in the By-Laws.
ARTICLE VII.
     Title to all property of the Corporation as well as all leases or interests in or contracts for any property of the Corporation, whether the same be real, personal, or mixed, shall be taken in the name of the Corporation, and all conveyances or other instruments pertaining to or affecting the title to real estate shall be executed by the President and attested by the Secretary of this Corporation.
     In the absence, or inability, of the President or of the Secretary, or both, the Board of Directors may authorize and direct any other officer or officers of the Corporation or any

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ARTICLES OF INCORPORATION OF JETTER DISPOSAL, INC.
other person or persons who may be designated by the Board of Directors to execute said instruments for and in behalf of the Corporation.
     The conveyance or encumbrances of any real estate of the Corporation shall be executed only upon the authority of the Board of Directors.
ARTICLE VIII.
     This Corporation shall not have a Corporate Seal.
ARTICLE IX.
     The name and address of the Incorporator is: William C. Jetter, Jr., 926 2nd Ave., Clinton, IA 52732
     IN WITNESS WHEREOF, I have hereunto subscribed my name this 20th day of February, 1998.

/s/ William C. Jetter, Jr. WILLIAM C. JETTER, JR.

STATE OF IOWA	)
	)	SS:
CLINTON COUNTY	)
     On this 20th day of February, 1998, before me, a Notary Public in and for the said County and State, personally appeared William C. Jetter, Jr., being known to be the identical person named in and who executed the foregoing instrument as Incorporator and whose name is affixed thereto and acknowledged that he executed the same as his voluntary act and deed.
     Made under my hand and seal of office the day and year last above written.

/s/ J. Drew Chambers
NOTARY PUBLIC IN AND FOR SAID COUNTY AND STATE

FILED
IOWA
SECRETARY OF STATE
2-24-1998
3:34 PM

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF
JETTER DISPOSAL, INC.
     Pursuant to the provisions of §496A.58 of the 1997 Code of Iowa, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation.
I.
     The name of the Corporation is JETTER DISPOSAL, INC. The location of its principal place of business is 926 2nd Ave. So., Clinton, Iowa 52732. The effective date of its Incorporation is February 24, 1998.
II.
     The following Amendment to the Articles of Incorporation was adopted by the Shareholders of the Corporation on June 5, 1998 in the manner prescribed by the Iowa Business Corporation Act:
1.	That the first sentence of Article III is deleted and there is substituted in lieu thereof the following sentence:
ARTICLE III.
     The authorized capital stock of this Corporation shall be Ten Million Dollars ($10,000,000.00) divided into One Hundred Thousand (100,000) shares of a par value of One Hundred Dollars ($100.00) per share.
III.
     The number of shares of the Corporation outstanding at the time of the adoption of said Amendment was 10 and the number of shares entitled to vote thereon was ten.
IV.
     No outstanding shares were entitled to vote thereon as a class.

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ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF JETTER DISPOSAL, INC.
V.
     The number of shares which voted for the Amendment was ten. No shares voted against the Amendment.
     Dated this 5th day of June, 1998.

JETTER DISPOSAL, INC.

BY:	/s/ William C. Jetter, Jr., William C. Jetter, Jr., President

BY:	/s/ William C. Jetter, Jr., William C. Jetter, Jr., Secretary

STATE OF IOWA	)
	)	SS:
CLINTON COUNTY	)
     On this 5th day of June, 1998, before me, the undersigned, a Notary Public in and for the State of Iowa, personally appeared William C. Jetter, Jr., to me personally known, who, being by me duly sworn, did say that he is the President and Secretary of Jetter Disposal, Inc. executing the within and foregoing instrument; that no seal has been procured by the said corporation; that said instrument was signed on behalf of said corporation by authority of its Board of Directors; and that the said William C. Jetter, Jr. as such officers acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by it and by him voluntarily executed.

/s/ J. Drew Chambers
NOTARY PUBLIC IN AND FOR SAID COUNTY AND STATE

FILED IOWA SECRETARY OF STATE